                                                       EXHIBIT 11


              AIR & WATER TECHNOLOGIES CORPORATION
                COMPUTATION OF PER SHARE EARNINGS
             (in thousands except per share amounts)

                                       Three Months Ended    Six Months Ended
                                          April 30,              April 30,
                                       1994       1993        1994       1993
                                     --------   --------    --------   --------
Primary Earnings (Loss) Per Share:
 1. Income (loss) from continuing
    operations                       $(18,747)  $  1,507    $(52,915)  $  1,786
 2. Income (loss) from discontinued
    operations                        (35,000)     1,468     (38,229)     1,568
                                     --------   --------    --------   --------
 3. Net income (loss)                $(53,747)  $  2,975    $(91,144)  $  3,354
                                     --------   --------    --------   --------

 4. Weighted average shares
    outstanding                        25,065     24,812      24,940     24,814
                                     --------   --------    --------   --------
 5. Earnings (loss) per share from
    continuing operations (1/4)      $   (.74)  $    .06    $  (2.12)  $    .07
 6. Earnings (loss) per share from
    discontinued operations (2/4)       (1.40)       .06       (1.53)       .07
                                     --------   --------    --------   --------
 7. Net income (loss)
    per share (3/4)                  $  (2.14)  $    .12    $  (3.65)  $    .14
                                     ========   ========    ========   ========

Fully Diluted Earnings (Loss) Per Share:

 8. Line 1. above                    $(18,747)  $  1,507    $(52,915)  $  1,786
 9. Add back interest, net of tax on
    assumed conversion of the Company's
    8% Convertible Debentures           2,300      2,300       4,600      4,600
                                     --------   --------    --------   --------
10. Adjusted income (loss) from
    continuing operations             (16,447)     3,807     (48,315)     6,386
11. Income (loss) from discontinued
    operations                        (35,000)     1,468     (38,229)     1,568
                                     --------   --------    --------   --------
12. Adjusted net income (loss)       $(51,447)  $  5,275    $(86,544)  $  7,954
                                     --------   --------    --------   --------
13. Weighted average shares
    outstanding (Line 4)               25,065     24,812      24,940     24,814
14. Add additional shares issuable
    upon assumed conversion of the
    Company's 8% Convertible
    Debentures                          3,833      3,833       3,833      3,833
                                     --------   --------    --------   --------
15. Adjusted weighted average shares
    outstanding                        28,898     28,645      28,773     28,647
                                     --------   --------    --------   --------
16. Earnings (loss) per share from
    continuing operations (10/15)    $   (.57)  $    .13    $  (1.68)  $    .22
17. Earnings (loss) per share from
    discontinued operations (11/15)     (1.21)       .05       (1.33)       .05
                                     --------   --------    --------   --------
18. Net income (loss) per
    share (12/15)*                   $  (1.78)  $    .18    $  (3.01)  $    .27
                                     ========   ========    ========   ========

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8%
  Convertible Debentures is anti-dilutive.